 EXHIBIT 10.1 FAHNESTOCK VINER HOLDINGS INC. FORM 8-K DATED JANUARY 17, 2003 CREDIT AGREEMENT

CREDIT AGREEMENT

dated as of

January 2, 2003

between

Fahnestock Viner Holdings Inc.

as Borrower

and

Canadian Imperial Bank of Commerce

as Lender

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of January 2, 2003 and is entered into between Fahnestock Viner Holdings Inc., as Borrower, and Canadian Imperial Bank of Commerce, as Lender.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such Person.

"Asset Purchase Agreement" means the asset purchase agreement dated as of December 9, 2002 by and among the Borrower, Viner International, the Lender and CIBC World Markets Corp., as amended, supplemented or otherwise modified.

"Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.

"Borrower" means Fahnestock Viner Holdings Inc., a corporation incorporated under the Business Corporations Act (Ontario), and its successors and permitted assigns.

"Borrowing" means any availment of the Credit.

"Borrowing Request" means a request by the Borrower for a Borrowing pursuant to Section 2.2 in the form of Exhibit A.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario or New York, New York are authorized or required by applicable law to remain closed.

"Canadian Dollars" and "Cdn.$" refer to lawful money of Canada.

"Canadian $ Equivalent" means, at the date of determination, the amount of Canadian Dollars that the Lender could purchase, in accordance with its normal practice, with a specified amount of U.S. Dollars based on the Bank of Canada noon spot rate on such date.

"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Change in Law" means (i) the adoption of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender or the Lender with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which persons customarily comply) of any Governmental Authority made or issued after the date of this Agreement.

"Closing Date" means January 2, 2003 or as may otherwise be mutually agreed by the parties hereto.

"Collateral" means the property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.

"Commitment" is defined in Section 2.1.

"Companies" means, collectively, the Borrower and each of Fahnestock Canada, Viner International, Viner Finance and Fahnestock & Co.

"Credit" means the credit established pursuant to the Commitment of the Lender created hereunder.

"Default" means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

"Disclosed Matters" means the actions, suits and proceedings disclosed in Schedule A.

"Employee Notes" means the notes made by employees of Fahnestock & Co. in favour of Fahnestock & Co. as contemplated by Section 2.1 and in form and substance satisfactory to the Lender.

"Equity Securities" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

"Event of Default" has the meaning specified in Section 7.1.

"Excess Net Capital" means, as at any date, the amount of Net Capital of Fahnestock & Co. as at such date that is in excess of the minimum amount of Net Capital that Fahnestock & Co. is required to have at such date under the Net Capital Rule.

"Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by Canada, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located.

"Fahnestock Canada" means Fahnestock Canada Inc., a corporation incorporated under the Business Corporations Act (Ontario), and its successors and permitted assigns.

"Fahnestock & Co." means Fahnestock & Co. Inc., a corporation incorporated under the laws of the State of New York.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

"Financing Documents" means this Agreement, the Security Documents and the Borrowing Requests, together with any other document, instrument or agreement now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

"Fiscal Quarter" means any fiscal quarter of the Borrower.

"Fiscal Year" means any fiscal year of the Borrower.

"GAAP" means (i) in respect to the Borrower and Fahnestock Canada, generally accepted accounting principles in Canada as in effect from time to time, and (ii) in respect to any entity governed by the Laws of the United States of America, generally accepted accounting principles in the United States of America in effect from time to time.

"Governmental Authority" means the Government of Canada, the Government of the United States of America, or any political subdivision of either of the above, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

"Guarantee" of or by any Person (in this definition, the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the "primary credit party") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, (e) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, or (f) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss. The amount of any Guarantee in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guarantee shall be deemed to be zero unless and until the amount thereof has been (or in accordance with GAAP should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto)) of the Borrower.

"Hedging Agreement" means any hedging contract, forward contract, swap agreement, futures contract, option contract, cap or collar agreement with respect to any such transaction (or any combination of the foregoing, or any derivative thereof), designed to mitigate risks resulting from fluctuations in interests rates, currency valuations or otherwise.

"Indebtedness" of any Person includes, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net amount of obligations of such Person (determined on a marked-to-market basis) under Hedging Agreements, and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary liquidation preference, plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means all Taxes other than Excluded Taxes.

"Indemnitee" has the meaning specified in Section 8.3(b).

"Interest Payment Date" means the first Business Day of each month and the Maturity Date.

"Laws" means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and "Law" means any one or more of the foregoing.

"Lender" means Canadian Imperial Bank of Commerce, a bank chartered under the Bank Act (Canada), and its successors and permitted assigns.

"Liabilities to Equity Ratio" means, with respect to any Person as at any date, the ratio of the following:

(a) all liabilities of such Person and its consolidated subsidiaries, except for Fahnestock & Co. for which liabilities means unsecured liabilities, at such date that should be classified as liabilities on a balance sheet prepared in accordance with GAAP, including (without limitation) all indebtedness and all reserves and all deferred taxes and other deferred items (determined on a consolidated basis without duplication in accordance with GAAP), to

(b) the amount of paid-up capital of such Person at such date, plus the amount of such Person’s surplus and retained earnings (howsoever described) at such date (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), all determined in accordance with GAAP on a consolidated basis.

"Lien" means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

"Loan" means any loan made by the Lender to the Borrower pursuant to this Agreement.

"Material Adverse Change" means any event, development or circumstance that has had or could in the opinion of the Lender have a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Financing Documents or the rights and remedies of the Lender thereunder, or (c) the amount which the Lender would be likely to receive (after giving effect to delays in payment and costs of enforcement) upon the liquidation of the Collateral.

"Maturity Date" means the fifth anniversary of the Closing Date.

"Net Capital" means "net capital" as that term is defined in the Net Capital Rule.

"Net Capital Rule" means Rule 15c3-1 promulgated under the Securities Exchange Act of 1934, as such rule may be in effect from time to time, including any successor rule under said Act relating to net capital requirements of registered broker-dealers.

"Permitted Distributions" means (i) dividends paid to holders of Equity Securities of the Borrower in the ordinary course and consistent with past practice, and (ii) payments made pursuant to a normal course issuer bid by the Borrower, and permitted by Toronto Stock Exchange rules governing such purchases: provided that, at all times, the amount of paid-up capital of the Borrower plus the amount of the Borrower’s surplus and retained earnings (or in the case of a surplus or retained earnings deficit, minus the amount of such deficit) all determined in accordance with GAAP on a consolidated basis, is not less than U.S.$200,000,000.

"Permitted Liens" means, with respect to any Person, the following:

(a) Liens for taxes, assessments or governmental charges or levies which are not due or delinquent or, if so, the validity of which is being contested at the time by the Borrower diligently and in good faith by proper legal proceedings (and written notice thereof has been given to the Lender) if either (i) adequate provision has been made for the payment of the obligations secured or intended to be secured by the applicable Liens or (ii) the applicable Liens are not in the aggregate materially prejudicial to the value of the assets of the Borrower;

(b) undetermined or inchoate Liens, rights of distress and charges incidental to current operations which have not at such time been filed or exercised and of which the Lender has not been given notice, or which relate to obligations not due or payable;

(c) Liens disclosed to the Lender in Schedule C;

(d) other Liens and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by the Companies of any of their respective properties in the normal course of business as presently conducted or materially impair the value thereof of such business;

(e) Liens consented to in writing by the Lender; and

(f) Liens created by the Security Documents.

"Person" includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Responsible Officer" means, with respect to any corporation, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any Financial Officer of such corporation; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.

"Restricted Payment" shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, and (iv) pursuant to a normal course issuer bid.

"Security Documents" means the agreements or instruments described or referred to in Section 4.1(g), and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower, any Subsidiary or any other Person as security for the payment or performance of the obligations of the Borrower hereunder, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.

"subsidiary" means, with respect to any Person (the "Parent") at any date, any corporation, limited liability company, partnership, limited partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, limited partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the Parent or one or more subsidiaries of the Parent or by the Parent and one or more subsidiaries of the Parent.

"Subsidiary" means any subsidiary of the Borrower.

"Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

"Transactions" means the execution, delivery and performance by the Borrower of this Agreement and the other Financing Documents, the borrowing of Loans and the use of the proceeds thereof.

"U.S. Base Rate" means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by the Lender and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, and (ii) the Federal Funds Effective Rate plus 0.50%.

"U.S. Base Rate Loan" means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the U.S. Base Rate.

"U.S. Dollars" and "U.S.$" refer to lawful money of the United States of America.

"U.S.$ Equivalent" means, at the date of determination, the amount of U.S. Dollars that the Lender could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such date.

"Viner Finance" means Viner Finance Inc., a corporation incorporated under the laws of the State of Delaware, and its successor and permitted assigns.

"Viner International" means E.A. Viner International Co., a corporation incorporated under the laws of the State of Delaware, and its successor and permitted assigns.

"wholly-owned subsidiary" of a Person means any subsidiary of such Person of which securities or other ownership interests representing 100% of the equity and 100% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". The word "or" is disjunctive; the word "and" is conjunctive. The word "shall" is mandatory; the word "may" is permissive. The words "to the knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All calculations for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of this Agreement and used in the preparation of the financial statements of the Borrower referred to in Section 5.1(a). In the event of a change in GAAP, the Borrower and the Lender shall negotiate in good faith to revise (if appropriate) such ratios and covenants to reflect GAAP as then in effect. In the event that such negotiation is successful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of such revision. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.4 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Canada. Time is of the essence of this Agreement and the other Financing Documents.

1.5 This Agreement to Govern. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other Financing Documents, the provisions of this Agreement shall govern to the extent necessary to remove the conflict or resolve the inconsistency.

ARTICLE 2
THE CREDIT

2.1 Commitment. Subject to the terms and conditions set forth herein, the Lender commits to make U.S. Base Rate Loans to the Borrower in one or two drawdowns during the period commencing on the Closing Date and ending on July 31, 2003, or as otherwise mutually agreed by the parties hereto (the "Commitment"), in an aggregate principal amount of the lesser of (i) U.S.$50,000,000, and (ii) the aggregate amount of new employee loans made to employees of Fahnestock & Co. and evidenced by Employee Notes.

2.2 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Lender of such request by telephone or by written Borrowing Request, not later than 11:00 a.m., Toronto time, one Business Day before the date of the proposed Borrowing. Each such telephone borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request signed by the Borrower by 12:00 noon on the date of such telephone borrowing request. The Lender is entitled to rely upon and act upon any telephone borrowing request or written Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such transaction once the Lender has advanced funds based on such telephone borrowing request or written Borrowing Request. Each such telephone borrowing request and written Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed.

2.3 Funding of Borrowings. The Lender shall make each Loan to be made to the Borrower by crediting, by 12:00 noon, Toronto time, the funds applicable to each Borrowing Request, to an account of the Borrower maintained with the Lender in Toronto and designated by the Borrower in such Borrowing Request.

2.4 Interest.

(a) The Loans comprising each Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the U.S. Base Rate plus 2% per annum. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan.

(b) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable U.S. Base Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

(d) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a year of less than 365 days, or 366 days, as applicable, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days on which the rate is calculated. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(e) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(f) If any payment of interest is required to be made on a day which is not a Business Day, such payment shall be payable on the immediately preceding Business Day.

2.5 Intentionally Deleted.

2.6 Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Loan on the Maturity Date together with all accrued interest, all fees and other amounts outstanding hereunder.

(b) The aggregate outstanding principal amount of the Loans shall be repaid (i) from the Closing Date until the second drawdown, in monthly instalments equal to one sixtieth of the amount of the first drawdown, payable on each Interest Payment Date commencing on February 1, 2003, and (ii) from the date of the second drawdown until the Maturity Date, in equal monthly instalments payable on each Interest Payment Date, equal to the total principal amount outstanding following the second drawdown, divided by the number of Interest Payment Dates remaining up to, and including, the Maturity Date.

(c) If any payment of principal is required to be made on a day which is not a Business Day, such payment shall be payable on the immediately preceding Business Day.

2.7 Evidence of Debt.

(a) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender hereunder, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(b) The entries made in the accounts maintained pursuant to Section 2.7(a) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

2.8 Prepayments.

(a) Mandatory Prepayments. If the aggregate amount of payments and forgiveness of Employee Notes for any month is in excess of the instalment payment due in such month, the Borrower shall immediately pay to the Lender the amount of such excess to be applied as a prepayment of the Loans outstanding to instalment payments required by Section 2.6(b) in inverse order of maturity.

(b) Voluntary Prepayments. The Borrower may, at its option, at any time and from time to time, prepay the Loans, in whole or in part, without notice to the Lender with such prepayment to be applied to instalment payments required by Section 2.6(b) in inverse order of maturity.

2.9 Increased Costs; Illegality.

(a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of issuing or maintaining any Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in Section 2.9(a), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(c) Failure or delay on the part of the Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of the Lender’s right to demand such compensation.

2.10 Break Funding Payments. In the event of the failure by the Borrower to borrow or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten days after receipt thereof.

2.11 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), the Lender receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition to the payments by the Borrower required by Section 2.11(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify the Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

2.12 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Financing Document, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or under any other Financing Document in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose "rate of exchange" means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, the Borrower will, on the date of receipt by the Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lender is the amount then due under this Agreement or such other Financing Document in the Currency Due. If the amount of the Currency Due which the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Lender harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Financing Document or under any judgment or order.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

3.1 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2 Authorization; Enforceability. The Transactions are within the Companies’ corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Financing Documents have been duly executed and delivered by the Companies (as applicable) and constitute legal, valid and binding obligations of the Companies (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule B, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of the Companies or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Companies or their respective assets, or give rise to a right thereunder to require any payment to be made by the Companies, and (d) will not result in the creation or imposition of any Lien on any asset of the Companies, except for any Lien arising in favour of the Lender under the Financing Documents.

3.4 Financial Condition; No Material Adverse Effect.

(a) The Borrower has furnished to the Lender its consolidated balance sheets and statements of income, retained earnings and changes in financial position (i) as of and for the Fiscal Year ended December 31, 2001, reported on by its auditors, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended September 30, 2002, certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) All information (including that disclosed in all financial statements) pertaining to the Borrower and its consolidated Subsidiaries (the "Information") that has been or will be made available to the Lender by the Borrower or any representative of the Borrower, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lender by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon reasonable assumptions.

3.5 Litigation.

(a) Except as disclosed in Schedule A, there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement, any other Financing Document, or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

3.6 Compliance with Laws and Agreements. Each of the Companies is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. None of the Companies has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

3.7 Taxes. The Companies have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid, or have adequately reserved for, all Taxes required to have been paid by them (including all instalments with respect to the current period) and have made adequate provision for Taxes for the current period except for Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Company has set aside on its books adequate reserves.

3.8 Titles to Personal Property. The Companies, other than Fahnestock & Co., have title to their respective owned personal properties, and with respect to leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens.

3.9 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All liabilities of the Borrower have been disclosed to the Lender in writing.

3.10 Defaults. Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that would have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of the Borrower or any Subsidiary, or under any material agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound, except as disclosed to the Lender in Schedule D. No Default has occurred and is continuing.

3.11 Subsidiaries. As of the date hereof, Schedule E correctly sets forth the (i) names, (ii) form of legal entity, (iii) the percentage ownership of each entity in which the Borrower or any Subsidiary has an ownership interest, and (iv) jurisdictions of organization of all Subsidiaries of the Borrower. Except as described in Schedule E, as of the date hereof, the Borrower does not own any Equity Securities or debt securities which are convertible into, or exchangeable for, Equity Securities of any Person.

3.12 Insurance. All policies of fire, liability, workers’ compensation, casualty, flood, business interruption and other forms of insurance owned or held by the Borrower and each of the Subsidiaries provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy.

3.13 Solvency. Neither the Borrower nor any Subsidiary is an "insolvent person" within the meaning of the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c.B-3 or within the meaning of any corresponding legislation in the United States of America.

3.14 Employee Matters. Each of the Borrower and its Subsidiaries has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, pension plan, unemployment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with applicable Law. None of the Borrower nor any Subsidiary is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Documents.

3.15 Fiscal Year. The Fiscal Year of the Borrower ends on December 31 of each calendar year, and the Borrower’s Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.

3.16 Intellectual Property Rights. The Borrower and each Subsidiary is the registered and beneficial owner of, with good and marketable title, free of all licenses, franchises and Liens to all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than as listed on Schedule F, or other than for such conflicts as could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule F, no material claim has been asserted and is pending by any Person with respect to the use by the Borrower or any Subsidiary of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of the Borrower or any Subsidiary. Except as disclosed in Schedule F or except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each Subsidiary has the exclusive right to use the intellectual property which the Borrower (or each Subsidiary) owns, (ii) all applications and registrations for such intellectual property are current, and (iii) to the knowledge of the Borrower, the conduct of the Borrower’s and each Subsidiary’s business does not infringe the intellectual property rights of any other Person.

3.17 Indebtedness. None of the Borrower, Viner International or Viner Finance has any Indebtedness outstanding, other than Indebtedness in favour of the Lender and its Affiliates, and other than Indebtedness amongst themselves.

ARTICLE 4
CONDITIONS

4.1 Closing Conditions. The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):

(a) Credit Agreement. The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Lender (which may include facsimile transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.

(b) Legal Opinions. The Lender shall have received favourable written opinions (addressed to the Lender and dated the Closing Date) of Borden Ladner Gervais LLP and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, covering such matters relating to the Borrower, this Agreement, the other Financing Documents, or the Transactions as the Lender shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinions upon which counsel has relied).

(c) Corporate Certificates. The Lender shall have received:

(i) certified copies of the resolutions of the Board of Directors of the Borrower, and any Subsidiary which is a party to any Financing Document, dated as of the Closing Date, and approving, as appropriate, the Loans, this Agreement and the other Financing Documents, and all other documents, if any, to which the Borrower or such Subsidiary is a party and evidencing corporate authorization with respect to such documents; and

(ii) a certificate of the Secretary or an Assistant Secretary of the Borrower, and any Subsidiary which is a party to any Financing Document, dated as of the Closing Date, and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Financing Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, and (C) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of the Borrower, and any Subsidiary which is a party to any Financing Document, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(d) Closing Conditions Certificate. The Lender shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the financial covenants set forth in Section 5.12 and with the conditions set forth in Section 4.2(a) and (b).

(e) Fees. The Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Financing Document.

(f) Execution and Delivery of Documentation. The Borrower and any Subsidiary which is a party to any Financing Document shall have duly authorized, executed and delivered all documents required hereunder, all in form and substance satisfactory to the Lender, acting reasonably, and all of the Security Documents shall have been registered in all offices in which, in the opinion of the Lender or its counsel, registration is necessary or of advantage to preserve the priority of the Liens intended to be created thereby, and duplicate copies of such Security Documents bearing or accompanied by appropriate endorsements or certificates of registration shall have been delivered to the Lender. The Lender shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, bulk sale, execution and other searches conducted by the Lender and its counsel with respect to the Borrower and any Subsidiary in all jurisdictions selected by the Lender and its counsel.

(g) Security Documents. The Lender shall have received:

(i) a guarantee executed by each of Viner International and Viner Finance in favour of the Lender dated as of the Closing Date;

(ii) a securities pledge agreement executed by the Borrower, in favour of the Lender dated as of the Closing Date, with respect to all shares in the capital of Viner International, together with all stock certificates, instruments and other documents required to be delivered to the Lender pursuant to such securities pledge agreement;

(iii) a securities pledge agreement executed by the Borrower, in favour of the Lender dated as of the Closing Date, with respect to all shares in the capital of Fahnestock Canada, together with all stock certificates, instruments and other documents required to be delivered to the Lender pursuant to such securities pledge agreement;

(iv) a securities pledge agreement executed by Viner International, in favour of the Lender dated as of the Closing Date, with respect to all shares in the capital of Viner Finance, together with all stock certificates, instruments and other documents required to be delivered to the Lender pursuant to such securities pledge agreement; and

(v) a securities pledge agreement executed by Viner Finance, in favour of the Lender dated as of the Closing Date, with respect to all shares in the capital of Fahnestock & Co., together with all stock certificates, instruments and other documents required to be delivered to the Lender pursuant to such securities pledge agreement.

All of the above Security Documents shall be in form and substance satisfactory to the Lender.

(h) Regulatory Approval; Consents; Waivers. The Lender shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained and are in full force and effect (including all approvals listed in Schedule B), and that all consents and waivers required to consummate the Transactions have been obtained.

(i) Delivery of Financial Statements. The Lender shall have received (i) the audited consolidated balance sheets, statements of income and retained earnings and statements of changes in financial position of the Borrower for the Fiscal Year ended December 31, 2001, and (ii) corresponding unaudited financial statements in respect of the Borrower and in respect of Fahnestock & Co. for the 9 month period ended September 30, 2002.

(j) Other Documentation. The Lender shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

4.2 Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of each such Borrowing (except where such representation or warranty refers to a different date);

(b) at the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing; and

(c) the Lender shall have received a Borrowing Request in the manner and within the time period required by Section 2.2.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above.

ARTICLE 5
AFFIRMATIVE COVENANTS

From (and including) the Closing Date until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full the Borrower covenants and agrees with the Lender that:

5.1 Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers or other independent auditors of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) as soon as available and in any event within 45 days after the end of each month, a certificate of the Borrower, signed by a Responsible Officer, detailing the status of Employee Notes, including the outstanding amount owed by each employee, and the change in such outstanding amounts relative to the prior month-end;

(d) concurrently with the financial statements required pursuant to Sections 5.1(a) and (b) above, a certificate of the Borrower with respect to the Companies, substantially in the form of Exhibit B, signed by a Responsible Officer (i) stating that a review of such financial statements during the period covered thereby and of the activities of the Borrower and the other Companies has been made under such Responsible Officer’s supervision with a view to determining whether the Borrower and the other Companies have fulfilled all of their obligations under this Agreement and the other Financing Documents, (ii) stating that the Borrower and the other Companies have fulfilled their obligations under this Agreement and the other Financing Documents and that all representations made in this Agreement continue to be true and correct as if made on the date of such certification (or specifying the nature of any change), except where such representation or warranty refers to a different date, or, if there shall be a Default or Event of Default, specifying the nature and status thereof and the Borrower’s proposed response thereto, (iii) demonstrating in reasonable detail compliance (including showing all material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed Fiscal Quarter, with the financial covenants in Section 5.12, and (iv) containing or accompanied by such financial or other details, information and material as the Lender may reasonably request to evidence such compliance;

(e) concurrently with any delivery of financial statements under Section 5.l(a) above, a certificate of the accounting firm that reported on such financial statements stating whether that firm obtained knowledge during the course of its examination of such financial statements of any Default (which certificate may be limited in form, scope and substance to the extent required by applicable accounting rules or guidelines in effect from time to time);

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with any securities commission, stock exchange or similar entity, and all materials distributed out of the ordinary course by the Borrower to its shareholders and which relate to matters in which the Lender can reasonably be expected to have an interest, and copies, when filed, by Fahnestock & Co. of Focus Reports filed with the U.S. Securities Exchange Commission;

(g) promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (iii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of the Borrower or any of the Subsidiaries in an amount in excess of U.S.$1,000,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or the relevant Subsidiary is taking or proposes to take with respect thereto, (iv) any default or non-compliance of any party to any of the Financing Documents with any of the terms and conditions thereof or any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the Financing Documents, (v) the creation, dissolution, merger or acquisition of any Subsidiary, and (vi) any event, development or condition which may reasonably be expected to have a Material Adverse Effect;

(h) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against the Borrower or any Subsidiary or any material property of any thereof which could reasonably be expected to have a Material Adverse Effect;

(i) upon request by the Lender, a summary of the insurance coverages of the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Lender, and upon renewal of any insurance policy, a copy of an insurance certificate summarizing the terms of such policy, and upon request by the Lender, copies of the applicable policies;

(j) concurrently with any delivery of financial statements under Section 5.1(a) or (b) above, a certificate of a Responsible Officer of the Borrower stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in this Section 5.1 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(k) such other reports and information which the Lender may reasonably request from time to time.

5.2 Existence; Conduct of Business. The Borrower will, and will cause each of the other Companies to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of their businesses.

5.3 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.4 Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

5.6 Compliance with Laws and Contracts. The Borrower will, and will cause each Subsidiary to, comply with all Laws and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, including all regulatory orders made by any Governmental Authority, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.7 Use of Proceeds. The proceeds of the Loans will be used solely (i) to make Permitted Distributions by the Borrower, (ii) to be lent directly, or indirectly through Viner International and/or Viner Finance, to Fahnestock & Co., to finance loans to be made to employees of Fahnestock & Co. to be evidenced by Employee Notes, (iii) to make payments of interest, principal and other amounts required hereunder, and (iv) to make incidental payments for the normal ongoing operating costs of the Borrower.

5.8 Further Assurances. The Borrower will, and will cause the other Companies to, cure promptly any defects in the execution and delivery of the Financing Documents, including this Agreement. Upon request, the Borrower will, at its expense, as promptly as practical, execute and deliver to the Lender, all such other and further documents, agreements and instruments (and cause each Subsidiary to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any Subsidiary in any of the Financing Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Financing Documents, or more fully to state the security obligations set out herein or in any of the Financing Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Financing Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

5.9 Insurance. The Borrower will, and will cause each Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.

5.10 Operation and Maintenance of Property. The Borrower will, and will cause each Subsidiary to, manage and operate its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (ii) in compliance with all applicable laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate would not have a Material Adverse

5.11 Maintain Listings on NYSE and TSX. The Borrower will use reasonable efforts to maintain the listing of its Class A non-voting shares on the New York Stock Exchange and the Toronto Stock Exchange.

5.12 Financial Covenants.

(a) Borrower’s Liabilities to Equity Ratio. The Borrower will at all times maintain a Liabilities to Equity Ratio at or below 4:1, and for the purposes of this calculation, the liabilities of Fahnestock & Co. excludes secured liabilities.

(b) Fahnestock & Co.’s Liabilities to Equity Ratio. The Borrower will cause Fahnestock & Co. to at all times maintain a Liabilities to Equity Ratio at or below 3.5:1.

(c) Fahnestock & Co.’s Minimum Excess Net Capital. The Borrower will cause Fahnestock & Co. to at all times maintain Excess Net Capital of not less than U.S.$100,000,000.

5.13 Distributions. The Borrower will cause:

(c) Viner Finance to pay to Viner International all amounts received by Viner Finance on account of the shares of Fahnestock & Co. held by Viner Finance upon receipt thereof other than (i) such amounts as are required by Viner Finance to pay administrative expenses incurred in the ordinary course of business, (ii) such amounts as are required for Viner Finance to make payments then due or to become due in the next 30 days in respect of the zero coupon promissory note to be issued by Viner Finance to the Lender (or an Affiliate of the Lender), as contemplated by the Asset Purchase Agreement, and (iii) such amounts as are required for Viner Finance to make payments on intercorporate debt owing by it to Viner International or to the Borrower from time to time; and

(b) Viner International to pay to the Borrower all amounts received by Viner International on account of the shares of Viner Finance held by Viner International upon receipt of such proceeds other than (i) such amounts as are required by Viner International to pay administrative expenses incurred in the ordinary course of business, (ii) such amounts as are required for Viner International to pay amounts due or accruing due on the Debentures (as such term is defined in the Asset Purchase Agreement) issued by Viner International to the Lender (or an Affiliate of the Lender), and (iii) such amounts as are required for Viner International to make payments on intercorporate debt owing by it to the Borrower from time to time.

ARTICLE 6
NEGATIVE COVENANTS

From (and including) the Closing Date until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lender that:

6.1 Indebtedness. The Borrower will not, and will not permit Viner International or Viner Finance to, create, incur, assume or permit to exist any Indebtedness without the prior written consent of the Lender, except:

(a) any Indebtedness created hereunder;

(b) any Indebtedness existing on the date hereof and set forth in Schedule G, but not any extensions, renewals or replacements of any such Indebtedness; and

(c) any Indebtedness owing by Viner International to the Borrower or by Viner Finance to Viner International or the Borrower.

6.2 Liens.

(a) The Borrower will not, and will not permit Viner International or Viner Finance to create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by any of them except in Permitted Liens.

(b) The Borrower will not permit Fahnestock & Co. to create Liens, other than (i) in Permitted Liens, and (ii) Liens created in the ordinary course of its business, subject to Section 6.3.

6.3 Employee Notes. The Borrower will not permit Fahnestock & Co. to sell, assign or otherwise encumber the Employee Notes.

6.4 Fundamental Changes.

(a) Each of the Companies will not merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets.

(b) The Borrower’s business shall be restricted to holding all of the issued and outstanding Equity Securities of Viner International and Fahnestock Canada, and the Borrower shall continue to hold all of the outstanding Equity Securities of Viner International and Fahnestock Canada.

(c) Viner International’s business shall be restricted to holding all of the issued and outstanding Equity Securities of Viner Finance, and Viner International shall continue to hold all of the outstanding Equity Securities of Viner Finance.

(d) Viner Finance’s business shall be restricted to holding all of the issued and outstanding Equity Securities of Fahnestock & Co., and Viner Finance shall continue to hold all of the outstanding Equity Securities of Fahnestock & Co.

6.5 Restricted Payments. The Borrower will not declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, provided that the Borrower may make Permitted Distributions.

6.6 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions (other than intercorporate loans permitted by Section 3.17) with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

6.7 Issuance of Shares. The Companies, other than the Borrower, will not authorize or issue any preferred shares or other Equity Securities unless such securities are pledged, directly or indirectly, to the Lender.

ARTICLE 7
EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events ("Events of Default") shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue unremedied for a period of two Business Days;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable and such failure shall continue unremedied for a period of ten Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(i), Section 5.2 (with respect to the Borrower’s existence) or Section 5.7, or in Article 6 (or in any comparable provision of any other Financing Document);

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Financing Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

(f) the Borrower or any Subsidiary:

(i) becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii) commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act;

(iii) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv) applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v) threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(f) or in Section 7.1(g) or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,

(g) any petition is filed, application made or other proceeding instituted against or in respect of the Borrower or any Subsidiary:

(i) seeking to adjudicate it an insolvent;

(ii) seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada);

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or any Subsidiary thereunder in the interim, such grace period will cease to apply, and provided further that if the Borrower or any Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(h) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(f) or (g);

(i) one or more judgments for the payment of money in a cumulative amount in excess of U.S.$1,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against the Borrower, any Subsidiary or any combination thereof and the Borrower or Subsidiary has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(j) any property of the Borrower or any Subsidiary having a fair market value in excess of U.S.$1,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of U.S.$1,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of the Borrower, any Subsidiary or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 30 days or such longer period during which entitlement to the use of such property continues with the Borrower or Subsidiary, and the Borrower or such Subsidiary is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the Borrower or Subsidiary, or is sold, in the interim, such grace period will cease to apply;

(k) one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1(k), has been rendered against the Borrower or any Subsidiary, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as the Borrower or Subsidiary has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(l) this Agreement, any other Financing Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of the Borrower or any Subsidiary, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by the Borrower or any Subsidiary, or the Borrower or any Subsidiary denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by the Borrower or any Subsidiary of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for the Borrower or any Subsidiary to perform any of its material obligations hereunder or thereunder;

(m) any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any Subsidiary not to be, a valid, perfected, first priority, except to the extent that any such loss of perfection or priority results from the failure of the Lender to maintain possession of certificates representing securities pledged under the Financing Documents or otherwise take any action within its control (including the filing of financing change statements to renew any financing statement filed under applicable personal property security laws); and

(n) the Borrower shall fail to maintain the listing of its Class A non-voting shares on both the New York Stock Exchange and the Toronto Stock Exchange;

then, and in every such event (other than an event with respect to the Borrower described in clause (f), (g) or (h) above), and at any time thereafter during the continuance of such event or any other such event, the Lender may by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (f), (g) or (h) above, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

7.2 Legal Proceedings. During the existence of an Event of Default, the Lender may commence such legal action or other proceedings as it, in its sole discretion, deems expedient to collect the Indebtedness of the Borrower under the Loan Documents and to exercise its rights under the Security Documents or any part thereof, all without any additional notice, presentation, demand, or protest, all of which the Borrower, to the extent permitted by law, hereby expressly waives.

ARTICLE 8
MISCELLANEOUS

8.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:

(a) if to the Borrower:

Fahnestock Viner Holdings Inc.

P.O. Box 2015

20 Eglinton Avenue West – Suite 1100

Toronto, ON M4R 1K8

Attention: E.K. Roberts

Facsimile: 416.322.7007

with a copy to:

Borden Ladner Gervais LLP

Scotia Plaza – Suite 4400

40 King Street West

Toronto, ON M5H 3Y4

Attention: A. Winn Oughtred

Facsimile: 416.361.7076

(b) if to the Lender:

Canadian Imperial Bank of Commerce

Head Office – Commerce Court West – 6th Floor

Toronto, ON M5L 1A2

Attention: Thomas W. Desson

Senior-Vice President, Credit Risk Management

Facsimile: 416.980.8948

with a copy to each of:

Canadian Imperial Bank of Commerce

245 Park Avenue

New York, New York 10167

Attention: A. Molestina

U.S. Head of Legal, Legal and Compliance

Facsimile: 917.332.4320

and;

CIBC World Markets

BCE Place - 12th Floor

Toronto, ON M5J 2S8

Attention: David Clifford

Managing Director

Facsimile: 416.956.6828

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

8.2 Waivers; Amendments.

(a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 8.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Financing Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

8.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender and all applicable Taxes, in connection with the preparation and administration of this Agreement and the other Financing Documents, (ii) all reasonable out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of counsel for the Lender and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Financing Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender and all applicable Taxes, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Lender, as well as each Related Party of the Lender, (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses (including due diligence expenses, travel expenses and reasonable fees, charges and disbursements of counsel) and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or any actual or proposed use of the proceeds therefrom, or (iii) any other aspect of this Agreement and the other Financing Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of or material breach of this Agreement by such Indemnitee.

(c) The Borrower shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Financing Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(d) Any inspection of any property of the Borrower or any of its Subsidiaries made by or through the Lender is for purposes of administration of the Credit only, and neither the Borrower nor any of its Subsidiaries is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).

(e) By accepting or approving anything required to be observed, performed, fulfilled or given to the Lender pursuant to the Financing Documents, the Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Lender.

(f) The relationship between the Borrower and the Lender is, and shall at all times remain, solely that of borrower and lender. The Lender shall not under any circumstance be construed to be a partner or joint venturer of the Borrower or its Affiliates. The Lender does not undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lender in connection with such matters is solely for the protection of the Lender, and neither the Borrower nor any other Person is entitled to rely thereon.

(g) The Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of the Borrower or any Subsidiary and/or their Affiliates and the Borrower hereby indemnifies and holds the Lender and the Lender harmless on the terms set forth in Section 8.3(b) from any such loss, damage, liability or claim.

(h) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower and the Lender in connection with the Loans, and is made for the sole benefit of the Borrower and the Lender. Except as provided in Sections 8.3(b) and 8.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(i) All amounts due under this Section 8.3 shall be payable not later than ten Business Days after written demand therefor.

8.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party (and any attempted assignment or transfer by either party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

8.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. Sections 2.9, 2.10, 2.11 and 8.3 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

8.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.

8.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

8.8 Right of Set Off. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of set off) which the Lender may have.

8.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Financing Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against the Borrower or its properties in the courts of any other jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.12 Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of its Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Financing Document or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective assignee of any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower, any of its Subsidiaries, or their respective business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FAHNESTOCK VINER HOLDINGS INC. By: "A.W.Oughtred" A. Winn Oughtred Secretary
CANADIAN IMPERIAL BANK OF COMMERCE By: "T.W. Desson" Name: Thomas W. Desson Title: Senior Vice-President Credit Risk Management By: Name: Title: